American Century California Tax-Free and Municipal Funds

AMENDMENT NO. 1 TO RESTATED MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO RESTATED MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 10th day of April, 2017, by and between AMERICAN CENTURY CALIFORNIA TAX-FREE AND MUNICIPAL FUNDS, a Massachusetts business trust and registered investment company (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Company and the Investment Manager are parties to a certain Restated Management Agreement effective as of August 1, 2011 (“Agreement”);

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the elimination of B Class of shares for California High-Yield Municipal Fund and California Long-Term Tax-Free Fund;

WHEREAS, the parties hereto desire to enter into this Amendment to change the name of the Institutional Class of common stock to I Class for the series of shares titled California High-Yield Municipal Fund, California Intermediate-Term Tax-Free Bond Fund, and California Long-Term Tax-Free Fund; and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a duly established new Y Class for the series of shares titled California High-Yield Municipal Fund and California Intermediate-Term Tax-Free Bond Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Schedule C. Schedule C to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule C attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.	AMERICAN CENTURY CALIFORNIA TAX-FREE AND MUNICIPAL FUNDS
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century California Tax-Free and Municipal Funds            Schedule C

Schedule C

Complex Fee Schedules

	Rate Schedules
Complex Assets	All Other Classes	I Class	Y Class
First $2.5 billion	0.3100%	0.1100%	0.0800%
Next $7.5 billion	0.3000%	0.1000%	0.0700%
Next $15.0 billion	0.2985%	0.0985%	0.0685%
Next $25.0 billion	0.2970%	0.0970%	0.0670%
Next $25.0 billion	0.2870%	0.0870%	0.0570%
Next $25.0 billion	0.2800%	0.0800%	0.0500%
Next $25.0 billion	0.2700%	0.0700%	0.0400%
Next $25.0 billion	0.2650%	0.0650%	0.0350%
Next $25.0 billion	0.2600%	0.0600%	0.0300%
Next $25.0 billion	0.2550%	0.0550%	0.0250%
Thereafter	0.2500%	0.0500%	0.0200%

Series	Investor Class	I Class	A Class	C Class	Y Class
➢California High-Yield Municipal Fund	Yes	Yes	Yes	Yes	Yes
➢California Intermediate-Term Tax-Free Bond Fund	Yes	Yes	Yes	Yes	Yes
➢California Long-Term Tax-Free Fund	Yes	Yes	Yes	Yes	No
➢California Tax-Free Money Market Fund	Yes	No	No	No	No

C-1